CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Registration Statement of and related Prospectus of Generex Biotechnology Corporation ("the Company") of our report dated September 17, 1999, except for Note 7, "Pending Litigation," paragraph 4, which is dated October 20, 1999, on the consolidated financial statements of the Company as of July 31, 1999 and 1998 and for the years then ended and our joint report with Mintz & Partners dated October 15, 1998, on the consolidated financial statements of the Company for the year ended July 31, 1997, which consolidated financial statements appear in the Registration Statement. We also consent to the references to us under the headings "Experts" in such Prospectus.

/s/ WithumSmith+Brown
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WithumSmith+Brown
New Brunswick, New Jersey
March 29, 2000